Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Amendment No. 2 to the Registration Statement of FinTech Acquisition Corp. on Form S-4, File No. 333-211139, of our report dated January 26, 2016, with respect to our audits of the financial statements of FinTech Acquisition Corp. as of October 31, 2015 and 2014 and for the years then ended, and our report dated May 4, 2016, with respect to our audits of the financial statements of FTS Holding Corporation and Subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015, 2014 and 2013, which report appears in the proxy statement/prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such proxy statement/ prospectus.

/s/ Marcum llp

Marcum llp

New York, NY

June 24, 2016